General Steel Signs Joint Venture Framework Agreement with Shanxi Meijin Energy Group

Beijing, China, May 14, 2010 -- General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), one of China’s leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced that it has entered into a Joint Venture Framework Agreement (the “Framework Agreement”) with Shanxi Meijin Energy Group Co., Ltd. (“Meijin Energy”), a corporation formed under the laws of the People’s Republic of China.

According to the Framework Agreement, General Steel will contribute approximately $64.7 million in cash or stock and shall thereafter hold a 55% interest in Shanxi Meijin Iron and Steel Co., Ltd. (“Meijin Steel”) which is currently 100% owned by Meijin Energy.

Meijin Steel was founded in 2003 near the city of Taiyuan, in Shanxi province and has approximately 1.2 million metric tons of crude steel production capacity and approximately 1 million metric tons of annual pig iron production capacity. On an annual basis, Meijin Steel has a processing capacity of 600,000 metric tons of high speed wire and 900,000 metric tons of rebar and round steel.

General Steel’s Chairman and Chief Executive Officer Mr. Henry Yu commented, “The backbone of our story is forming partnerships with companies that have outstanding growth potential and this deal is no different.  The joint venture will realize the benefits of increased crude steel and pig iron production and processing capacity, enhanced sales and marketing channels through our well-established Longmen subsidiary as well as the opportunity to secure raw materials at competitive prices.  Our goal is to leverage our deep understanding and expertise in this local market to achieve economies of scale and improve profitability.”

“We are excited about the respective strengths that each party will bring to this joint venture,” said Meijin Energy’s Chairman Mr. Yao Jun Liang.  “General Steel brings access to the western capital markets and the success of its Longmen facility, which is one of the largest integrated steel producers in the region.  This subsidiary’s established sales and marketing channels combined with our supply of key raw materials, gives me great confidence that we can increase market share as we benefit from rural China’s robust infrastructure build out.”

About Meijin Energy Group Co. Ltd.

Founded in 1981, Meijin Energy Group Co., Ltd., headquartered in Taiyuan, Shanxi province, is one of the largest non-state-owned coking and chemical companies in China. Meijin Energy has over 3,000 employees and primarily processes and sells coking coal and invests in the development of coking plants, coal mines, and metal and construction materials.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 6.3 million metric tons of aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For investor and media inquiries, please contact:

In China:

Jing Ou-Yang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jing.ouyang@gshi-steel.com

Justin Knapp
Ogilvy Financial, Beijing
Tel: +86-10-8520-6556
Email: gsi@ogilvy.com

In the United States:

Jessica Barist Cohen
Ogilvy Financial, New York
Tel: +1-646-460-9989
Email: gsi@ogilvy.com